EXHIBIT 99.1

                  [LETTERHEAD OF CREDENCE SYSTEMS CORPORATION]

FOR IMMEDIATE RELEASE

                                                                    NEWS RELEASE
                                                                    ------------
For More Information Contact:


         Dr. Wilmer Bottoms                          Mr. Dennis Wolf
         Chief Executive Officer                     Chief Financial Officer
         (510) 657-7400                              (510) 657-7400


         CREDENCE SYSTEMS REPORTS RESULTS FOR FISCAL 1998 THIRD QUARTER

     FREMONT, Calif.--August 18, 1998--Credence Systems Corporation (Nasdaq NMS:
CMOS) today reported results for its fiscal third quarter which ended July 31, 1998. Net sales for the third quarter of fiscal 1998 were $37.3 million, a decrease of 27 percent from the net sales of $51.1 million in the third quarter of fiscal 1997. The net loss for the third quarter of fiscal 1998 totaled $33.6 million or $1.55 per share compared to a net loss during the third quarter of fiscal 1997 of $897,000 or $0.04 per share. Of the $33.6 million net loss during the Company's most recent quarter, $25.6 million is due to a one-time charge associated with costs relating to facilities, severance and asset writedowns and reserves to restructure the company and reflect the recent slowdown in the Company's business. An additional one-time charge of $4.7 million is related to the purchase of in-process research and development attributable to the acquisition of assets of two of Heuristic Physics Laboratories, Inc. divisions. The net loss for the third quarter of fiscal 1998 without one time charges totaled $3.3 million or $0.15 per share.

     Credence's chairman and chief executive officer, Dr. Wilmer Bottoms, said, "This has been a very difficult quarter for Credence and the industry as a whole. Throughout the quarter the business outlook continued to deteriorate and did not allow sufficient response time to avoid an operating loss despite the significant actions taken."


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CREDENCE SYSTEMS REPORTS RESULTS FOR FISCAL 1998 THIRD QUARTER            Page 2


     Dr. Bottom's continued, "During the first half of our fiscal year 1998, we experienced almost a doubling of revenue from the same period last year, and we invested in inventory and capability to take advantage of this opportunity. However, this has been followed by an even more dramatic reduction in revenue during Q3. This ramp up of production capacity and subsequent drop in demand occurred during an almost complete rollover of our product lines as more new products, than at any time in our history, were introduced. This resulted in a significant inventory exposure, and, accordingly, we are taking appropriate measures. In order to bring operating expenses in line with revenue during this downturn, we have tightened the focus of our investments to include only projects that are essential to our long-term growth and short-term revenue objectives and, consequently, have taken charges against non-essential project expenditures and excess facilities."
     Dr. Bottom's added, "In spite of industry conditions, our new products are being well received. During the quarter, we realized revenue on three products introduced this year: ValStar, Kalos, and BTMA-2001. We also shipped our first Triton for domestic production. At Semicon West last month, we introduced our new Quartet series which has been given high acclaim. All of these new products are designed to support revenue growth for Credence if and when industry growth resumes."
     Dr. Bottom's concluded, "The Board of Directors has authorized a stock repurchasing program for up to $20 million in value of our common stock. We plan to purchase these shares in the open market at prevailing prices and believe this to be a very sound investment on behalf of our shareholders."
     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and memory semiconductors. Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost of ownership requirements of its customers.

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CREDENCE SYSTEMS REPORTS RESULTS FOR FISCAL 1998 THIRD QUARTER            Page 3


     Headquartered in Fremont, California, the company maintains advanced production and design facilities in Beaverton, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at www.credence.com.
     Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, product mix, underabsorption of overhead, cyclicality and downturns in the semiconductor industry, continued dependence on "turns" orders to achieve revenue objectives, the Company's ability to have an appropriate amount of production capacity in a timely manner, the timing of new technology, product introductions and the risk of early obsolescence as well as the company's ability to finalize and implement a complete expense reduction plan (including the ability to identify and successfully institute additional cost-saving measures).
     Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

     Credence, Credence Systems, Triton, ValStar, Kalos, BTMA-2001 and Quartet are trademarks of Credence Systems Corporation. Other trademarks which may be mentioned in this release are the intellectual property of their respective owners.




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


                                    CREDENCE SYSTEMS CORPORATION
                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (in thousands, except per share amounts)
                                             (Unaudited)

                                 Three Months         Prior Quarter         Nine Months
                                     Ended                Ended                Ended
                                   July 31,             April 30,             July 31,
                            ---------------------     -------------    ---------------------
                               1998        1997            1998           1998        1997
                            ---------   ---------       ---------      ---------   ---------

Net sales                   $ 37,322    $ 51,082        $ 74,660       $194,357    $134,698

Cost of goods sold - on       16,901      21,638          31,664         84,003      59,451
net sales

Cost of goods sold -          20,952          --              --         20,952          --
restructure and other

                            ---------   ---------       ---------      ---------   ---------
Gross margin                    (531)     29,444          42,996         89,402      75,247

Operating expenses:

Research and development      11,569       9,257          12,233         37,293      27,016

Selling, general and          13,987      14,529          17,931         52,226      37,949
administrative

In-process research and        4,838       6,022              --          4,838       6,022
development

Restructure and other         18,386          --              --         18,386          --

                            ---------   ---------       ---------     ----------   ---------
   Total operating            48,780      29,808          30,164        112,743      70,987
expenses
                            ---------   ---------       ---------     ----------   ---------

Operating income (loss)      (49,311)       (364)         12,832        (23,341)      4,260

Interest and other
income (expenses), net            (7)      1,011             200          1,151       2,912
                            ---------   ---------       ---------     ----------   ---------


Income (loss) before         (49,318)        647          13,032        (22,190)      7,172
income taxes

Income taxes                 (15,682)      1,542           4,290         (6,458)      3,727

Minority interest                (50)          2             (45)          (124)          2
                            ---------   ---------       ---------     ----------   ---------

Net income (loss)           ($33,586)      ($897)       $  8,787       ($15,608)   $  3,443
                            =========   =========       =========     ==========   =========

Net income (loss) per
share/1/
   Basic                      ($1.55)     ($0.04)         $ 0.41         ($0.72)      $0.16
                            =========   =========       =========     ==========   =========
   Diluted                    ($1.55)     ($0.04)         $ 0.40         ($0.72)      $0.15
                            =========   =========       =========     ==========   =========

Number of shares used in
computing per share
amount/1/
   Basic                      21,674      21,873          21,634         21,726      21,813
                            =========   =========       =========     ==========   =========

   Diluted                    21,674      21,873          22,146         21,726      22,323
                            =========   =========       =========     ==========   =========

----------
/1/ Income(loss) per share amounts for the periods ended July 30, 1997 have been restated to reflect the Company's adoption of Financial Accounting Standard No. 128.
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

                                      CREDENCE SYSTEMS CORPORATION
                                  CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (in thousands)

                                                                     Prior Quarter
                                                        July 31,       April 30,      October 31,
                                                       ---------     -------------    -----------
                                                          1998            1998            1997
                                                       ---------       ---------      -----------
                                                      (unaudited)     (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                           $ 55,621        $ 65,841         $132,761

   Restricted cash                                        4,600           5,012           10,002

   Short-term investments                                75,826          78,313           35,013

   Accounts receivable, net                              53,059          60,770           55,246

   Inventories                                           36,311          52,723           42,125

   Other current assets                                  29,855          13,900           13,001
                                                       ---------       ---------        ---------

     Total current assets                               255,272         276,559          288,148

Long-term investments                                    27,207          27,980            8,561

Property and equipment, net                              40,428          45,930           43,050

Other assets                                             17,066          19,466           18,382
                                                       ---------       ---------        ---------
     Total assets                                      $339,973        $369,935         $358,141
                                                       =========       =========        =========

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities:
   Accounts payable                                    $ 13,225        $ 12,935         $ 13,182

   Accrued liabilities                                   28,613          24,343           20,346

   Income taxes payable                                   2,317           4,331            4,284
                                                       ---------       ---------        ---------

     Total current liabilities                           44,155          41,609           37,812

Convertible subordinated notes payable                  115,000         115,000          115,000

Minority interest                                           231             312              418

Stockholders' equity                                    180,587         213,014          204,911
                                                       ---------       ---------        ---------

     Total liabilities and stockholders' equity        $339,973        $369,935         $358,141
                                                       =========       =========        =========

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